Exhibit 99.1

Centricus Acquisition Corp.

Announces Shareholders’ Approval of Business Combination with Arqit

London, UK – September 1, 2021 – Centricus Acquisition Corp. (Nasdaq: CENH, CENHW, CENHU) (“Centricus”), a publicly traded special purpose acquisition company, announced today that in an extraordinary general meeting held on August 31, 2021, its shareholders voted to approve its proposed business combination with Arqit Quantum Inc. (“Arqit”), a leader in quantum encryption technology, and all other proposals presented at the meeting. Approximately 92% of the votes cast on the business combination proposal at the meeting, representing approximately 65% of Centricus’ outstanding shares, were in favor of approving the business combination proposal.

The business combination is expected to close on or about September 3, 2021, subject to the satisfaction of customary closing conditions. Following the closing, the combined company will operate as Arqit, and on or about September 7, 2021 its ordinary shares and warrants are expected to begin trading on the Nasdaq Capital Market under the new ticker symbols “ARQQ” and “ARQQW,” respectively.

The formal results of the vote will be included on a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Centricus Acquisition Corp.

Centricus Acquisition Corp. (Nasdaq: CENH, CENHW, CENHU) is a blank check company incorporated as a Cayman Islands exempted limited liability company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Centricus Acquisition Corp., chaired by Manfredi Lefebvre d’Ovidio, raised $345 million in its IPO in February 2021, which was upsized due to strong demand and included the underwriters’ full over-allotment option. Centricus Acquisition Corp. was founded by the London-based global investment firm Centricus, the Monaco-based investment group Heritage and Carlo Calabria.

About Arqit Limited

Arqit supplies a unique quantum encryption Platform-as-a-Service which makes the communications links of any networked device secure against current and future forms of attack – even from a quantum computer. Arqit’s product, QuantumCloud™, enables any device to download a lightweight software agent of less than 200 lines of code, which can create keys in partnership with any other device. The keys are computationally secure, don’t exist until the moment they are needed and can never be known by a third party. QuantumCloud™ can create limitless volumes of keys in limitless group sizes and can regulate the secure entrance and exit of a device in a group. The addressable market for QuantumCloud™ is every connected device.

On May 12, 2021, Arqit entered into a definitive agreement to combine with Centricus Acquisition Corp. (NASDAQ: CENHU, CENH, CENHUW), a special purpose acquisition company, which would result in Arqit becoming a publicly listed company on the Nasdaq Capital Market under the name Arqit Quantum Inc.

Caution About Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements are based on Arqit’s and Centricus’ expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Arqit’s and Centricus’ control. Forward-looking statements in this communication or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Arqit and Centricus to predict these events or how they may affect Arqit and Centricus. Except as required by law, neither Arqit and Centricus has any duty to, and does not intend to, update or revise the forward-looking statements in this communication or elsewhere after the date this communication is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this communication may not occur. Uncertainties and risk factors that could affect Arqit’s and Centricus’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: (i) that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Centricus’ securities, (ii) the risk that the business combination may not be completed by Centricus’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Centricus, (iii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the Business Combination Agreement by the shareholders of Centricus and the satisfaction of the minimum trust account amount following any redemptions by Centricus’ public shareholders, (iv) the lack of a third-party valuation in determining whether or not to pursue the business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vi) the effect of the announcement or pendency of the business combination on the Company’s business relationships, operating results, and business generally, (vii) risks that the business combination disrupt current plans and operations of the Company, (viii) the outcome of any legal proceedings that may be instituted against the Company or against Centricus related to the Business Combination Agreement or the business combination, (ix) the ability to maintain the listing of Centricus’ securities on a national securities exchange, (x) changes in the competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, (xii) the potential inability of the Company to convert its pipeline or orders in backlog into revenue, (xiii) the potential inability of the Company to successfully deliver its operational technology which is still in development, (xiv) the potential delay of the commercial launch of the Company’s products, (xv) the risk of interruption or failure of the Company’s information technology and communications system and (xvi) the enforceability of the Company’s intellectual property.

Contacts:

Arqit Limited

Arqit: Julie Moon T: +44 7769 9960 E: Julie.moon@arqit.uk

SEC Newgate: arqit@secnewgate.co.uk

Investor relations Enquiries:

Gateway: Alex Thompson and John Yi T: 949-574-3860 E: arqit@gatewayir.com

Centricus Acquisition Corp.

James Leviton

Finsbury Glover Hering

+44 (0) 20 7251 3801

centricus@finsbury.com